Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of April, 2020 (the “Effective Date”), by and between DANIEL J. TAGGART (“Consultant”) and REGIONAL MANAGEMENT CORP., a Delaware corporation (the “Corporation”).

WITNESSETH:

WHEREAS, Consultant previously served as Executive Vice President and Chief Credit Risk Officer of the Corporation and, in connection with his employment, Consultant and the Corporation entered into that certain Employment Agreement, dated August 30, 2017 (the “Employment Agreement”); and

WHEREAS, Consultant terminated employment with the Corporation effective on or about February 14, 2020; and

WHEREAS, Consultant possesses valuable skills and experience and confidential business knowledge about the operation of the Corporation’s business; and

WHEREAS, the Corporation desires to secure for itself the benefit of Consultant’s ability and expertise, and Consultant has indicated his willingness to provide consulting and advisory services (the “Services”) to the Corporation on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other consideration as expressly provided for herein, the parties hereto agree as follows:

1.    Engagement. The Corporation hereby engages Consultant, as an independent contractor, to provide the Services more particularly described herein, and Consultant accepts such engagement, subject to the terms and conditions stated herein.

2.    Consulting.

(a)     Duties. Consultant shall provide such Services, including but not limited to Services related to credit risk matters, as the Chief Executive Officer, the Executive Vice President and Chief Credit Risk Officer, or the Board of Directors (the “Board”) of the Corporation (or any of his, its, or their designees) may reasonably request, and shall provide the Corporation with the benefit of his experience and knowledge concerning all such matters. Consultant agrees to provide the Corporation with a minimum of eighty-five (85) hours of Services in each calendar month during the term of this Agreement. Consultant agrees not to accept any other employment that would preclude him from carrying out or otherwise interfere with his responsibilities hereunder. Consultant will comply with all applicable laws, rules, regulations, and similar provisions applicable to his performance under the Agreement.

(b)    Consulting Fees. In consideration for the Services to be rendered by Consultant to the Corporation hereunder, during the term of this Agreement, the Corporation agrees to pay to Consultant a consulting fee (the “Consulting Fee”) equal to Twenty-Five Thousand Dollars ($25,000) per calendar month, payable in advance (or, in the case of April 2020, payable within ten (10) days of the Effective Date). The Corporation also agrees to pay Consultant an additional amount equal to $300 per hour for each hour of Services that Consultant performs in excess of eighty-five (85) hours in any calendar month (the “Additional Fees”); provided, however, that Consultant shall provide written notification to the Corporation prior to exceeding eighty-five (85) hours of Services in a calendar month. Consultant will invoice the Corporation for such Additional Fees, if any, within fifteen (15) days following the end of each calendar month, and the Corporation agrees to pay such Additional Fees within thirty (30) days of the invoice date. In addition, the Corporation shall pay or reimburse Consultant for all reasonable bona fide out-of-pocket, third-party business expenses incurred by Consultant in the performance of Services under this Agreement in accordance with the expense reimbursement policies in effect for consultants to the Corporation generally and in accordance with Section 8 herein.

3.    Term; Termination. The term of this Agreement shall commence on April 1, 2020 and shall expire on June 30, 2020. Notwithstanding the foregoing, this Agreement may be terminated by either party upon thirty (30) days’ notice to the other party and may be extended upon the mutual written agreement of the parties. In addition, the Agreement shall terminate automatically, without any further obligation of the Corporation to pay any amounts under the Agreement, upon (a) the death of Consultant, (b) the Corporation’s determination of (i) Consultant’s commission of an act of embezzlement, dishonesty, fraud, or gross neglect of duties under this Agreement, (ii) Consultant’s commission of a felonious act or other crime involving moral turpitude or public scandal, or (iii) Consultant’s breach of any of his obligations under Article III of the Employment Agreement or other conduct committed which Consultant knew or should have known was not in the Corporation (or any of its subsidiaries’) best interest; or (c) a determination made in good faith by the Corporation that Consultant is unable to perform due to medical infirmity the Services assigned to him by the Corporation pursuant hereto.

4.    Employee Benefit Plans. Consultant shall not be entitled to participate in any benefit plans of the Corporation as a result of his engagement under this Agreement; provided, however, Consultant shall continue to be entitled to all of the accrued rights and benefits afforded to Consultant pursuant to the terms of the employee benefit plans of the Corporation in which Consultant participated as of the date of his termination of employment with the Corporation.

5.    Tax Matters; Independent Contractor. Under this Agreement, Consultant shall provide Services as a self-employed, independent contractor of the Corporation. Accordingly, the Corporation will not be required to, and shall not, withhold any income or employment taxes from any amounts payable hereunder. Consultant shall pay all income and employment taxes with respect to the Consulting Fee and other payments made hereunder. The Corporation has made no warranties or representations to Consultant with respect to the tax consequences contemplated by this Agreement and/or any benefits to be provided pursuant thereto. Consultant acknowledges that there may be adverse tax consequences related to the matters contemplated herein and that he should consult with his personal tax advisor regarding such matters. Consultant also acknowledges that the Corporation has no responsibility to take or refrain from taking any action in order to achieve a certain tax result for Consultant. Nothing in this Agreement or the actions contemplated thereunder shall be construed to create an employment or agency relationship between or on behalf of the Corporation or any of its affiliates and Consultant.

6.    Entire Agreement; Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and all previous agreements and discussions relating to the same or similar subject matter are merged herein. This Agreement may not be changed, amended, modified, terminated, or waived except by a writing signed by both parties hereto. No term or condition of this Agreement shall be deemed to have been waived, except by a written statement signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.    Continuing Obligations and Continuing Cooperation. Consultant expressly acknowledges and agrees that he is obligated to, shall continue to be obligated to, and shall comply with, the provisions of Article III (“Covenants”) and Section 4.7 (“Choice of Law; Forum Selection; Jury Trial Waiver”) of the Employment Agreement (consistent with the provisions of Section 3.12 of the Employment Agreement). Consultant acknowledges and agrees that the terms and conditions of Article III of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of Article III of the Employment Agreement by Consultant may cause substantial and irreparable harm to the Corporation. Consultant also agrees that the Corporation may seek any remedies set forth in Article III of the Employment Agreement should Consultant violate Article III of the Employment Agreement. Consultant and the Corporation specifically agree that Article III of the Employment Agreement is incorporated herein by reference and integrated herein. Further, until the expiration of the applicable statutes of limitations, Consultant agrees to provide continuing cooperation to the Corporation in the defense of any asserted or unasserted claims, charges, or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Corporation with information, affidavits, deposition testimony, or testimony as a witness in any forum.

8.    Code Section 409A. The Corporation and Consultant agree that each party will cooperate in good faith so that no compensation paid to Consultant by the Corporation under this Agreement will violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that Consultant acknowledges and agrees that in the event that this Agreement or any benefit described herein shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Board, the Compensation Committee of the Board, nor its or their designees, agents, or affiliates shall be liable to Consultant or other persons for actions, decisions, or determinations made in good faith. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary contained herein, with respect to any reimbursement of expenses, or any provision of in-kind benefits, that are subject to Code Section 409A, and related regulations or other guidance, the following conditions shall apply: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in any one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement providing for the reimbursement of expenses referred to in Code Section 105(b); (b) the reimbursement of an eligible expense shall be made no later than the last day of Consultant’s taxable year following the taxable year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

9.    Governing Law; Jurisdiction; Venue; Controlling Document. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware. Consultant and the Corporation knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina situated in Greenville, South Carolina, as appropriate.

10.    Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Corporation may, without Consultant’s consent, assign its rights and obligations under this Agreement to any corporation or other business entity (a) with which the Corporation may merge or consolidate, or (b) to which the Corporation may sell or transfer all or substantially all of its assets or capital stock.

11.    Counterparts; Severability. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. A copy of this Agreement bearing the facsimile, photostatic, PDF, or other copy of a party hereto shall be as valid for all purposes as a copy bearing that party’s original signature. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.    Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reputable next-day commercial courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows: (i) if to the Corporation: Regional Management Corp., 979 Batesville Road, Suite B, Greer, SC 29651, Attention: General Counsel; and (ii) if to Consultant, to the address on file with the Corporation’s Human Resources department.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized representative, and Consultant has hereunto set his hand and seal, all as of the day and year first above written.

CORPORATION: REGIONAL MANAGEMENT CORP.

By:	/s/ Robert W. Beck
Name:	Robert W. Beck
Title:	President and Chief Executive Officer

CONSULTANT:

/s/ Daniel J. Taggart
Daniel J. Taggart

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